EXHIBIT 16

                                February 9, 1999



River Acquisition Corp.
Jay B. Langner
Suite 600
111 Great Neck Road
Great Neck, New York 11021

         RE: AMENDED AND RESTATED RIVER ACQUISITION CORP. COMMITMENT LETTER
             --------------------------------------------------------------

Ladies and Gentlemen:

         We are pleased to confirm the commitments of each of BankBoston, N.A. ("BKB"), European American Bank ("EAB") and The Chase Manhattan Bank ("Chase" and together with BKB and EAB, the "Initial Lenders"), subject to the terms and conditions in this letter and in the Summary Terms and Conditions (as defined and referred to below), to provide a senior secured financing (the "Financing") in an aggregate amount not to exceed $60,071,482 or such lesser amount as is calculated in accordance with Annex X attached hereto depending upon the price per share for completion of the Recapitalization (as defined below) on a several, ratable basis according to the respective percentages set forth opposite our names on the signature pages hereto. The Financing will finance the payment by a newly formed special purpose acquisition vehicle (the "HGC Borrower") to be formed by Jay B. Langner and certain other individuals (collectively, the "Investors") of the merger consideration for the acquisition by the HGC Borrower of 100% of the capital stock of Hudson General Corporation, a Delaware corporation ("HGC") not otherwise contributed by the Investors to the HGC Borrower pursuant to the terms of a proposed cash-out merger transaction (the "Recapitalization").

         The HGC Borrower will secure its obligations under the HGC Facility with substantially all of its assets, including, upon the consummation of the Recapitalization, the assets of HGC. All subsidiaries of the HGC Borrower and HGC (other than Hudson General LLC ("LLC"), Hudson Kohala, Inc. and other subsidiaries described as Excluded Subsidiaries in the Summary Terms and Conditions (as hereinafter defined)) will, contemporaneously with the consummation of the Recapitalization, guaranty the obligations of the HGC Borrower under the Financing and will secure their obligations under such guaranty with substantially all of their assets. BKB will act as agent (the "Agent") for itself, the other Initial Lenders and any other lending institutions which may become party to the Financing (collectively with BKB, the "Lenders"), and BancBoston Robertson Stephens Inc. ("BRS") will act as the exclusive arrangement agent and arranger for the Lenders (the "Arranger") with respect to the Financing. Based on our discussions and on the financial statements, projections and other information and documents previously furnished to us, we are enclosing herewith an outline of terms and conditions (the "Summary Terms and Conditions"), which set forth the principal terms on which each of the Initial Lenders is committing to provide its portion of the proposed Financing, and the Arranger is committing to act as the Arranger hereunder. This letter, along with the Summary Terms and Conditions, shall together be referred to as the "Commitment Letter".

         Although the Summary Terms and Conditions sets forth the principal terms of the Financing, you should understand that the Initial Lenders, the Agent and the Arranger reserve the right to propose, and you hereby agree to negotiate in good faith, terms in addition to these terms which will not substantially change or alter the terms of this commitment and the Summary Terms

River Acquisition Corp.
Jay B. Langner
February 9, 1999
Page 2


and Conditions. Moreover, the Summary Terms and Conditions does not purport to include all of the covenant levels, customary representations, warranties, conditions, defaults, definitions and other terms which will be contained in the definitive documents for the transaction, all of which must be reasonably satisfactory in form and substance to us and our counsel and to you and your counsel prior to proceeding with the proposed Financing and which will not substantially change or alter the terms hereof.

         Our commitments to proceed with the proposed Financing are conditioned on there being no material misstatements in or omissions from the materials which have previously been furnished to us for our review in connection with the transactions contemplated hereby (taking into account all such information and materials) and on there being no material adverse change since the date of such materials in the assets, business or condition (financial or otherwise) or prospects of HGC, the HGC Borrower and their respective subsidiaries, that would impact the ability of any such entity to perform its respective obligations described in the Summary Terms and Conditions. In addition, the proposed Financing is subject to the conditions that no changes in governmental regulation or policy materially and adversely affecting our ability to perform our duties as described in the Commitment Letter or otherwise provide financing in connection with this transaction occur prior to the closing.

         By your signatures below, you represent and warrant to the Initial Lenders, the Agent and the Arranger that (a) all information that has been and will be made available by you or the HGC Borrower or on your or its behalf to the Initial Lenders, the Agent or the Arranger is and will be true and correct in all material respects and that any financial information included therein fairly presents in all material respects the financial condition (as of the dates thereof) and the results of operations (for the periods covered thereby) of the HGC Borrower, HGC and their respective subsidiaries, and (b) all financial projections concerning the HGC Borrower, HGC and their respective subsidiaries that have been or will be made available by you, the HGC Borrower, HGC or on your or their behalf to the Initial Lenders, the Agent or the Arranger have been and will be prepared in good faith based upon assumptions deemed reasonable by you at the time of preparation. You agree to revise, modify and supplement such information and projections from time to time through the completion of the arrangement process as necessary in order that such information continues to be true and correct in all material respects and that such projections remain in all material respects the Investors' good faith estimate of financial performance. You understand that the Initial Lenders, the Agent and the Arranger and potential Lenders will be using and relying on such information and projections without independent verification thereof and that the Initial Lenders', the Agent's and the Arranger's willingness to proceed with the proposed financing is conditioned upon, among other things, there being no material misstatement in or omissions from such information and projections.

         By your signatures below, you further agree to permit the Arranger, on or after closing, to publicize information in respect of the Financing (including the Agent's and the Arranger's role in the structuring and financing thereof) subject to your prior reasonable approval of the form and content thereof. You further agree that prior to or after the execution of the definitive documentation for the Financing, each of the Initial Lenders reserves the right to syndicate all or any portion of its commitment hereunder to one or more financial institutions after consultation with the Agent, the Arranger and you, and, upon the receipt of signed commitments from any Lender agreeing to become a party to the Financing with respect to a portion of the facilities, such Initial Lender shall be released from a portion of its commitment hereunder in an aggregate amount equal to the commitment of such Lender.

River Acquisition Corp.
Jay B. Langner
February 9, 1999
Page 3


         By your signatures below, you agree that you or the HGC Borrower shall pay all reasonable out-of-pocket costs and expenses (the "Expenses") incurred by
(1) BKB, the Agent, the Arranger and their respective agents (including, without limitation, any consultants contemplated herein or in the Summary Terms and Conditions and engaged by BKB, the Agent or the Arranger) in connection with (a) the negotiation, preparation, execution and delivery of this Commitment Letter and the definitive loan and collateral security documentation for the Financing, and (b) the arrangement of the Financing, and (2) the fees of a single counsel engaged by EAB and Chase together, in each case, whether or not the transactions contemplated hereby are consummated. The Expenses shall include, without limitation, reasonable attorneys' fees and expenses, arrangement fees, fees of the Agent's commercial finance examiners, consultants' fees, asset appraisal fees, and other reasonable charges and disbursements and any other reasonable out-of-pocket costs and expenses. All such fees and expenses invoiced at or prior to closing shall be paid on or before the Closing Date. Further, in consideration of the commitments contained herein you agree to pay or to cause the HGC Borrower to pay to the Initial Lenders, the Agent and the Arranger the fees described in the separate letters enclosed herewith (one such letter issued in favor of the Initial Lenders and the other issued in favor of the Agent and the Arranger and together, the "River Acquisition Corp. Fee Letters") on the Closing Date or such other date(s) (including the date of your acceptance of this Commitment Letter) and in the amounts provided in the River Acquisition Corp. Fee Letters.

         By your signatures below, you further agree to indemnify and hold harmless each of the Initial Lenders, the Agent and the Arranger and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with, this Commitment Letter, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they arise from the bad faith, willful misconduct or gross negligence of such indemnified person. Your obligations to indemnify and to pay or to cause the HGC Borrower to pay the Expenses as set forth in this letter shall remain effective until the initial funding of the Financing under the definitive loan and collateral security documents for the Financing; thereafter, such obligations shall be superseded by the expense reimbursement and indemnification provisions contained in such definitive documents, and you shall have no further such obligations hereunder.

         You agree that this Commitment Letter and the River Acquisition Corp. Fee Letters are for your confidential use only and that, without the prior written consent of the Agent, none of such agreements will be disclosed by you to any person (including any lender bidding for the financing contemplated by this Commitment Letter) other than (a) any of your respective employees, partners, accountants, attorneys, affiliates and other advisors who are or are expected to become engaged in evaluating, approving, structuring or administering the facilities or rendering legal advice in connection therewith, or (b) to HGC or a special committee of the Board of Directors of HGC in connection with your negotiation of the Recapitalization, and then, in each case, only in connection with the transactions contemplated hereby and on a confidential basis; provided that nothing herein shall prevent you from disclosing such information (i) upon the order of any court or administrative agency or upon the request of any administrative agency or authority, (ii) upon

River Acquisition Corp.
Jay B. Langner
February 9, 1999
Page 4


the request or demand of any regulatory agency or authority, (iii) to the extent that such information has been generally disclosed to the public, other than as a result of a disclosure by you, or (iv) otherwise as required by law.

         Each of the Initial Lenders, the Agent and the Arranger agrees to keep any confidential information delivered or made available by you to it regarding the HGC Borrower confidential from anyone other than their respective employees, officers, attorneys and other advisors who are or are expected to become engaged in evaluating, approving, structuring or administering the facilities or rendering legal advice in connection therewith, and then, in each case, only in connection with the transactions contemplated hereby and on a confidential basis; provided that nothing herein shall prevent any of the Initial Lenders, the Agent or the Arranger from disclosing such information (a) to potential participants in and assignees of the facilities on a confidential basis and subject to written confidentiality agreements as provided above, (b) upon the order of any court or administrative agency or upon the request of any administrative agency or authority, (c) upon the request or demand of any regulatory agency or authority, (d) to the extent that such information has been generally disclosed to the public, other than as a result of a disclosure by such Initial Lender, the Agent or the Arranger, or (e) otherwise as required by law.

         This Commitment Letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Commitment Letter and the River Acquisition Corp. Fee Letters amend and restate our Commitment Letter dated November 20, 1998 and the River Acquisition Corp. Fee Letters (as defined herein) in their entirety and are the only agreements between you, on the one hand, and any or all of us, on the other hand, with respect to the Financing. This Commitment Letter shall not be assignable by you without the prior written consent of the Initial Lenders, the Agent and the Arranger and is intended solely for your benefit and is not intended to confer any benefits upon, or create any rights in favor of any person other than you. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts, which shall together constitute but one and the same agreement and which counterparts may be by facsimile (to be followed promptly by original counterparts) or by original counterparts. This Commitment Letter shall take effect as a sealed instrument as of the date first hereinabove written.

         This Commitment Letter is issued with the understanding that, until accepted by you and except as specifically set forth in the preceding paragraphs, it is not intended to give rise to any legal liability on the part of either you or any of the Initial Lenders, the Agent or the Arranger and that the proposal set forth herein shall be considered withdrawn if for any reason you fail to return to Michael J. Blake at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts 02110 by 5:00 p.m. (Boston time) on February 12, 1999 (the "Expiration Date") the enclosed copy of this letter and the accompanying River Acquisition Corp. Fee Letters, signed by you, together with the fees required by the terms of such River Acquisition Corp. Fee Letters to be paid as of the date hereof.

                  [Remainder of page intentionally left blank]

River Acquisition Corp.
Jay B. Langner
February 9, 1999
Page 5


         If the foregoing is in accordance with your understanding, please accept this letter in the space indicated below and return it to us on or prior to the Expiration Date. This letter supersedes all of our prior letters and communications to you regarding the subject matter of this letter, including our Commitment Letter dated as of November 20, 1998.


Commitment Percentages                      Very truly yours,

    Term Loan A:  50%                       BANKBOSTON, N.A.
    Term Loan B:  50%
    Revolving Credit:  50%                  By: /s/ Michael J. Blake
                                                -------------------------------
                                                Name: Michael J. Blake
                                                Title: Director



                                            EUROPEAN AMERICAN BANK
    Term Loan A:  25%
    Term Loan B:  25%
    Revolving Credit:  25%                  By: /s/ Pasqualina Coppola
                                                -------------------------------
                                                Name: Pasqualina Coppola
                                                Title: Assistant Vice
                                                         President


                                            THE CHASE MANHATTAN BANK
    Term Loan A:  25%
    Term Loan B:  25%
    Revolving Credit:  25%                  By: /s/ William DeMilt
                                                -------------------------------
                                                Name: William DeMilt
                                                Title: Vice President


                                            BANCBOSTON ROBERTSON STEPHENS INC.

                                            By: /s/ Christopher G. Mathon
                                                -------------------------------
                                                Name: Christopher G. Mathon
                                                Title: Director

River Acquisition Corp.
Jay B. Langner
February 9, 1999
Page 6


AMENDED AND RESTATED
RIVER ACQUISITION CORP.
COMMITMENT LETTER,
ACCEPTED AND AGREED TO
AS OF THE 9th DAY OF FEBRUARY, 1999


RIVER ACQUISITION CORP.

By: /s/ Jay B. Langner
    --------------------------------
    Title: President



/s/ Jay B. Langner
------------------------------------
Jay B. Langner

                                     ANNEX X

                         CALCULATION OF FINANCED AMOUNT
                         ------------------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
   PRICE PER SHARE*+           TERM LOAN A            TERM LOAN B              REVOLVER                 TOTAL
   ----- --- -------           ---- ---- -            ---- ---- -              --------                 -----
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $61.00                $47,571,482             $7,500,000             $5,000,000             $60,071,482
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $60.50                $46,861,976             $7,500,000             $5,000,000             $59,361,976
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $59.50                $45,442,964             $7,500,000             $5,000,000             $57,942,964
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $58.50                $44,023,952             $7,500,000             $5,000,000             $56,523,952
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $57.50                $42,604,940             $7,500,000             $5,000,000             $55,104,940
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $56.50                $41,185,928             $7,500,000             $5,000,000             $53,685,928
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $55.50                $39,766,916             $7,500,000             $5,000,000             $52,266,916
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $54.50                $38,347,904             $7,500,000             $5,000,000             $50,847,904
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $53.50                $36,928,892             $7,500,000             $5,000,000             $49,428,892
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $52.50                $35,509,880             $7,500,000             $5,000,000             $48,009,880
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
         $51.50                $34,090,868             $7,500,000             $5,000,000             $46,590,868
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


* In the event that the price per share actually agreed upon is not a whole dollar amount plus fifty cents, the parties agree that the amount financed shall be modified proportionately to reflect the difference between the nearest whole dollar plus fifty cents share price and the actual price agreed upon.

+ In the event that the price per share is less than $51.50 per share, the parties agree that the amount financed (as reflected in the Term Loan A and Total columns in the table above) shall be reduced by $1,419,012 for every dollar which the final price per share falls below $51.50 per share.

                             RIVER ACQUISITION CORP.

                         SUMMARY OF TERMS AND CONDITIONS
             FOR UP TO $60,071,482 SENIOR SECURED CREDIT FACILITIES

--------------------------------------------------------------------------------

BORROWER:               River Acquisition Corp., a special purpose acquisition
                        vehicle formed by the Investors under the laws of Delaware and to be merged with HGC on the Closing Date.

FACILITIES:             (A)  Up to $47,571,482 Term Loan A
                        (B)  Up to $7,500,000 Term Loan B
                        (C)  $5,000,000 Revolving Credit

                        Calculation of the amount of Term Loan A is subject to the terms and conditions contained in Annex X to the Commitment Letter.

USE OF PROCEEDS:        (A) & (B) To finance the recapitalization of HGC in
                        connection with a privatization transaction (the
                        "Recapitalization") and to pay associated fees and expenses. (C) For working capital and general corporate purposes.

AGENT:                  BankBoston, N. A. ("BankBoston" or the "Agent").

ARRANGER:               BancBoston Robertson Stephens  Inc. ("BRS").

LENDERS: BankBoston and a group of financial institutions reasonably acceptable to BankBoston, BRS and the Borrower. Notwithstanding the foregoing, the Facilities shall be arranged on a pro rata basis with the $20,000,000 Senior Secured Credit Facilities proposed for Hudson General LLC ("LLC") and its subsidiaries in the Commitment Letter and Summary Terms and Conditions dated as of the date hereof and pertaining to LLC (the "LLC Commitment Letter").

GUARANTORS:             All direct and indirect present and future subsidiaries
                        of the Borrower other than LLC, LLC's subsidiaries, Hudson Kohala, Inc. and any subsidiary which (i) has aggregate total assets or a net worth less than $100,000 and (ii) does not engage in business of any kind or nature (such subsidiaries, collectively with LLC and Hudson Kohala, Inc., the "Excluded Subsidiaries").

CLOSING DATE:           A mutually agreeable date to be determined, but not
                        later than April 30, 1999.

FINAL MATURITY DATE:    (A) & (C)  5 years from the Closing Date.
                        (B)  6 years from the Closing Date.

AVAILABILITY:           (A) & (B) Loans must be borrowed in a single drawing on
                        the Closing Date. (C) Loans may be borrowed repaid and reborrowed from the Closing Date through the Final
                        Maturity Date, subject to compliance with all covenants and terms governing the Facilities.

AMORTIZATION:           (A) & (B) Subject to further due diligence, including
                        review of the Borrower's financial projections, the Term
                        Loans will amortize in quarterly payments aggregating the following amounts annually:

                          Year             Term Loan A             Term Loan B
                          ----             -----------             -----------
                            1               $1,500,000                      $0
                            2                2,000,000                       0
                            3                2,500,000                       0
                            4               32,000,000                       0
                            5                9,571,482                       0
                                           -----------
                            6                                        7,500,000
                                                                   -----------

                            Total          $47,571,482              $7,500,000

MANDATORY
PREPAYMENTS:            Mandatory prepayments from the following sources (which
                        prepayments shall be subject to payment of breakage costs) will be applied initially to Term Loan A until repaid in full and thereafter to Term Loan B to reduce outstanding amounts under each facility in equal installments over each of the remaining years:

                        o 100% of Excess Cash Flow (definition to be determined) in excess of $1,000,000 on an annual basis.

                        o 100% of the net proceeds from asset sales (other than in the ordinary course of business) and equity or new debt offerings

                        o 100% of the net cash proceeds to the Borrower from dividends, distributions and intercompany note collections (in a minimum amount of $9,500,000 within 30 days following the Closing
                                Date) from LLC for the 1998 fiscal year. If any of such payments occur prior to the Closing Date, the minimum cash requirement specified in the Conditions Precedent section of this term sheet shall increase by the amount of such payments and the amount of Term Loan A shall decrease by a corresponding amount.

                        o 100% of the net proceeds from the redemption of HGC's preferred interest in LLC.

VOLUNTARY
PREPAYMENTS:            Permitted, subject to payment of breakage costs, if any,
                        in the case of LIBOR Rate loans. Voluntary prepayments shall be applied first to Term Loan A until fully repaid and thereafter to Term Loan B. All prepayments shall be applied to reduce outstanding amounts in equal installments over each of the remaining years.

SECURITY:               The Revolving Credit, Term Loan A, Term Loan B and
                        obligations to the Lenders under interest rate protection agreements will be collateralized by (a) a perfected first priority security interest in all tangible and intangible assets (subject to exceptions to be determined, which exceptions shall be reasonably acceptable to the Agent and the Lenders) of the Borrower and its subsidiaries (including HGC but excluding the Excluded Subsidiaries), now owned or hereafter acquired, including without limitation the Borrower's interests in the common ownership units of LLC and any preferential ownership in LLC and (b) a pledge of 100% of the equity interests in the Borrower. A double negative pledge will be provided on all assets of the Borrower and its subsidiaries (with exceptions satisfactory to the Borrower, the Agent and the Lenders to be negotiated) not included in the security package for the Lenders.

INTEREST RATES:         The Alternate Base Rate ("ABR") or the LIBOR Rate
                        ("LIBOR") plus the Applicable Margin determined quarterly in accordance with the terms set forth on Annex A hereto. Alternate Base Rate shall mean the higher of the Agent's Base Rate as announced from time to time, or the Federal Funds rate plus 0.50%.

INTEREST PAYMENTS:      For Alternate Base Rate loans, at the end of each fiscal
                        quarter. For LIBOR Rate loans, at the end of each Interest Period, or quarterly, if earlier. Interest will be calculated on an actual/365 day basis for Alternate
                        Base Rate Loans and on an actual/360 day basis for LIBOR
                        Rate loans.

INTEREST PERIODS:       For LIBOR Rate loans, 1, 2, 3 or 6 months, subject to
                        availability.


FEES:                   Per the Fee Letters.

INTEREST RATE
PROTECTION:             Within 90 days following the Closing Date, the Borrower
                        will obtain interest rate protection in an amount and tenor satisfactory to the Borrower, the Agent and the Lenders and at a rate level satisfactory to the Borrower and the Agent.

CONDITIONS
PRECEDENT:              Usual and customary in transactions of this type,
                        including without limitation, the following:

                        o Satisfactory representations and warranties and execution and delivery of satisfactory documentation including without limitation loan documentation, security documentation, merger agreements and any other agreements deemed necessary or appropriate by the Agent or the Lenders in connection with the proposed Facilities and the Recapitalization.

                        o Satisfactory corporate and capital structure of the Recapitalization including without limitation (i) minimum equity capital contribution by the Investors of at least 358,208 shares and retained options equivalent to shares of HGC in the Recapitalization, at least 323,208 of which shall be shares of HGC,
                                (ii) minimum cash of the Borrower of not less than $35,000,000 (or such greater amount as is necessary to complete the Recapitalization if fees and expenses incurred in connection therewith exceed those assumed in the calculation of Annex X) at the time of the Recapitalization, and (iii) satisfactory limitations on the types of investments to be made by HGC and all subsidiaries including LLC and its subsidiaries.

                        o The Recapitalization shall be completed at a maximum share price of $61.00 per share to public shareholders.

                        o The Agent's and the Lenders' satisfaction that the Recapitalization and the Financing comply with all applicable laws, including securities laws.

                        o Successful completion (but for the funding of the Facilities) of the Recapitalization in accordance with applicable law and documentation satisfactory in form and substance to the Agent and the Lenders (which documentation shall not have been amended, waived or modified).

                        o Receipt and review of unaudited consolidated financial statements of HGC and its subsidiaries for the fiscal period ended December 31, 1998, which financial statements shall be reasonably satisfactory in form and substance to the Agent and the Lenders.

                        o The Lenders, the Agent and the Arranger having received all fees and expenses payable in connection with the Facilities described herein.

                        o There being no material adverse change in the final financial projections received by the Agent and the Lenders on October 20, 1998 (other than variations resulting from seasonal weather conditions).

                        o No material misstatements in or omissions from the materials previously furnished to the Agent and the Lenders for their review. The Agent and the Lenders must be satisfied that any financial statements delivered to them fairly present the business and financial condition of the Borrower or, as the case may be, HGC and its subsidiaries.

                        o Absence of any material adverse change in the condition (financial or otherwise), operations, assets, and/or income of the Borrower, of HGC, of the Borrower and its subsidiaries taken as a whole, or of HGC and its subsidiaries taken as a whole; and absence of any default or event of default under any material contract or agreement.

                        o Satisfactory review of all material pending or threatened litigation (with the Agent and the Lenders agreeing that they are satisfied with the status of the litigation disclosed in the June 30, 1998 10-K of HGC and the September 30, 1998 10-Q of HGC); absence of any material contingent liabilities; absence of actual or threatened litigation or other proceedings challenging the Recapitalization, the Financing or any transactions contemplated herewith or therewith, which could reasonably be expected to have a materially adverse effect on (a) the assets, liabilities, business, or business prospects of the Borrower, of HGC, of the Borrower and its subsidiaries taken as a whole, or of HGC and its subsidiaries taken as a whole;
                                (b) the ability of the Borrower or its
                                subsidiaries to perform its obligations under the loan or collateral security documents; or
                                (c) the rights and remedies of the Agent or the Lenders under the loan or collateral security documents.

                        o All governmental and third-party consents and approvals necessary or advisable in connection with the Facilities, the Recapitalization and the continuing operations of the Borrower and HGC shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Borrower, the Recapitalization or any of the transactions contemplated in connection herewith or therewith.

                        o The proposed financing is subject to the conditions that none of the Lenders shall have breached its obligations under this Commitment Letter or under the LLC Commitment Letter (it being understood that withdrawal of a commitment as a result of any of the conditions set forth in the Commitment Letter, this Summary of Terms and Conditions or any related fee letter not being satisfied shall not constitute a breach) and that no material changes in governmental regulations or policies affecting the Borrower, HGC, the Agent, Arranger or Lenders involved in this transaction occur prior to the Closing Date.

                        o The contemporaneous closing of the $20,000,000 senior secured financing of LLC pursuant to the terms and conditions set forth in the LLC Commitment Letter, and the termination of HGC's and LLC's existing credit facilities, together with the release or assignment of all liens and security interests securing the obligations thereunder.

                        o Other conditions precedent specific to this transaction and typical of facilities of this type, including the Agent's receipt of satisfactory applicable corporate and shareholder approval of the Financing and the Recapitalization, evidence of the completion of adequate corporate formalities, together with satisfactory legal opinions, a solvency opinion (after giving effect to the Recapitalization), UCC search results, and all filings, documents and items deemed necessary or appropriate by the Agent in order to ensure the first priority security interest of the Agent, for the benefit of the Lenders, in the collateral.

REPORTING
REQUIREMENTS:           Periodic financial reporting with respect to the
                        Borrower and its subsidiaries, including, but not limited to, the following: certified annual audited financials, quarterly financials, quarterly compliance certificates, annual budgets and other information that may from time to time be requested by the Agent, Arranger or any of the Lenders.

FINANCIAL
COVENANTS:              Financial covenants, to be determined, will be
                        satisfactory to the Agent and the Lenders and will be typical of those found in senior credit agreements of this type and will include without limitation the following:

                        o       Maximum Funded Debt/Adjusted EBITDA

                        o       Minimum Interest Coverage

                        o       Minimum Debt Service Coverage

                        o       Minimum Net Worth or equivalent

OTHER TERMS
AND CONDITIONS:         Customary for facilities of this type, including without
                        limitation, the following, in each case reasonably satisfactory in form and substance to the Agent and the
                        Lenders:

                        o       Customary affirmative covenants.

                        o Limitations on capital expenditures, dividends, redemptions, liens, indebtedness, negative pledges, contingent liabilities, investments, affiliate transactions, mergers, acquisitions, asset sales, sale leasebacks, etc.

                        o Customary events of default including without limitation a cross-default to other indebtedness (including a cross-default to indebtedness of LLC) and a change in control default.

                        o Restriction on material amendment or other modification of any of the organizational documents of the Borrower or its subsidiaries (other than such amendments as are completed on or prior to the Closing Date and are necessary to the accomplishment of the Recapitalization and are satisfactory to the Agent and the Lenders).

ASSIGNMENTS AND
PARTICIPATIONS:         Usual and customary for transactions of this type and
                        size. Each Lender may assign all or a portion of its loans and commitments under the Facilities, or sell participations therein, to another person or persons, provided that each such assignment shall be in a minimum amount of $2,500,000 (or if less, such Lender's entire commitment), shall only be permitted in connection with the acceptance by the applicable assignee of a pro rata portion of such Lender's interest in the facilities provided pursuant to the LLC Commitment Letter, and shall be subject to certain conditions, including but not limited to, the approval of the Borrower (so long as no Event of Default has occurred) and the Agent, such approvals not to be unreasonably withheld. Each assignment shall be subject to payment to the Agent by the assigning Lender of an assignment fee of $3,500.

ARRANGEMENT:            The Borrower or the Investors will provide all
                        information (including pro forma financial projections), in a form reasonably acceptable to the Agent and Arranger, necessary for the preparation of an information memorandum describing the Borrower, HGC, the Facilities and any related transactions. Such package will be distributed on a confidential basis to selected financial institutions. In addition, the management of HGC and the Investors will, at the request of the Agent or Arranger, hold themselves and their advisors available at reasonable times to meet with potential lenders and to answer questions during the arrangement process.

VOTING RIGHTS:          Waivers and amendments must be approved by the Required
                        Lenders provided, however, that increases of commitments, reductions in interest rates or fees, extensions of maturity, postponement of required principal payments, release of any guaranty or any substantial part of the collateral, or change to the definition of Required Lenders will require consent from 100% of the Lenders. Required Lenders means any two or more Lenders holding at least 66-2/3% of the outstanding
                        Loans and unused Commitments.

EXPENSES AND
INDEMNIFICATION:        Without limiting the Commitment Letter, Borrower will
                        pay all reasonable fees and expenses incurred by the Agent and Arranger in connection with the preparation and execution of the Facilities. These will include, without limitation, legal, arrangement, collateral examination, tax consultant, appraisal, environmental survey and other direct out-of-pocket expenses.

                        Without limiting the Commitment Letter, the Borrower will indemnify and hold harmless the Agent, Arranger and the Lenders (and their respective directors, officers, employees and agents) against any damages, loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

GOVERNING LAW:          Commonwealth of Massachusetts.

AGENT AND
ARRANGER'S COUNSEL:     Bingham Dana LLP.

                                     Annex A


INTEREST RATE:

                                                   Revolving Credit and
                            Adjusted                    Term Loan A
                            --------                    -----------
        Level           EBITDA/Interest          ABR +               LIBOR +
        -----           ---------------          -----               -------

          I            (less than) 1.50x         1.00%                3.00%
         II          (greater than) = 1.50x      0.75%                2.75%
         III         (greater than) = 2.00x      0.50%                2.50%
         IV          (greater than) = 2.50x      0.25%                2.25%

                        The Pricing Grid notwithstanding, pricing would not be lower than Level I until delivery of the compliance certificate for the period ending June 30, 1999. Adjusted EBITDA shall be measured on a rolling four quarter basis (including periods prior to the Recapitalization) and shall be adjusted to reflect cash earnings of the Borrower.

                        Pricing for Term Loan B shall be LIBOR + 3.50% or ABR + 1.50% without reference to the Pricing Grid.

DEFAULT PRICING:        Upon the occurrence and continuance of an Event of
                        Default, the Facilities will accrue interest at the Applicable Margin or spread over the Alternate Base Rate plus 2%.

COMMITMENT FEE:         0.375% per annum on the unused portion of the Revolving
                        Credit facility, payable quarterly in arrears.